Exhibit 2.3

WARRANT ASSUMPTION AGREEMENT

This Warrant Assumption Agreement (this “Warrant Assumption Agreement”) is entered into as of April 20, 2021, by and among dMY Technology Group, Inc. II, a Delaware corporation (the “dMY”), Galileo NewCo Limited, a company incorporated under the laws of Guernsey (“NewCo”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, dMY and the Warrant Agent are parties to that certain Warrant Agreement dated as of August 13, 2020 (the “Warrant Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the BCA (as defined below));

WHEREAS, NewCo, Maven Topco Limited, a company incorporated under the laws of Guernsey (“TopCo”), Maven Midco Limited, a private limited company incorporated under the laws of England and Wales (“MidCo”), Genius Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”), dMY Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”) and dMY are parties to that certain Business Combination Agreement, dated as of October 27, 2020 (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into dMY, with dMY being the surviving corporation and a wholly owned indirect subsidiary of NewCo (the “Merger”); and

WHEREAS, pursuant to the terms and conditions of each of the Warrant Agreement and the BCA, at the Merger Effective Time (as defined in the BCA), by virtue of the Merger and without any action on the part of any Party or any other Person, including any holder of dMY Warrants, each dMY Warrant that is outstanding immediately prior to the Merger Effective Time shall be assumed by NewCo and, by its terms, automatically convert into a warrant exercisable for an equivalent number of NewCo Common Shares (as defined in the BCA) (“NewCo Warrant”), which NewCo Warrants will have the same terms and be subject to the same conditions as set forth in the Warrant Agreement (other than that any reference to dMY or the “Company” therein should be construed as a reference to NewCo) and in the BCA.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, dMY, NewCo and the Warrant Agent hereby agree as follows:

1.    Assignment and Assumption.

(a)    Upon the Merger Effective Time, dMY hereby assigns, and NewCo hereby assumes, the rights and obligations of dMY under the Warrant Agreement and the dMY Warrants, including the obligation to issue NewCo Common Shares upon the exercise of the dMY Warrants, and NewCo hereby agrees to faithfully perform, satisfy and discharge when due, the liabilities and obligations of dMY under the Warrant Agreement and the dMY Warrants. As a result of the preceding sentence, upon and subject to the occurrence of the Merger Effective Time, each dMY Warrant will be automatically converted into a NewCo Warrant to purchase NewCo Common Shares pursuant to the terms and conditions of the Warrant Agreement.

(b)    NewCo acknowledges and agrees that, subject to the terms of the Warrant Agreement, the dMY Warrants and this Warrant Assumption Agreement, the Warrant Agreement and the dMY Warrants shall continue in full force and effect and that all of the dMY’s obligations thereunder shall be valid and enforceable as against NewCo upon the Merger Effective Time and shall not be impaired or limited by the execution or effectiveness of this Warrant Assumption Agreement.

(c)    This Warrant Assumption Agreement is being executed and delivered pursuant and subject to the Warrant Agreement. Nothing in this Warrant Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Warrant Agreement or any other document or instrument delivered pursuant to or in connection with it.

(d)    Notwithstanding the arbitration provision set forth in the NewCo Governing Documents (as defined in the BCA), the choice of law and jurisdiction provisions set forth in the Warrant Agreement and this Warrant Assumption Agreement shall continue to govern the rights and obligations of the parties to the Warrant Agreement and this Warrant Assumption Agreement in all respects. NewCo hereby waives any objection to the jurisdiction provision governing the terms of the Warrant Agreement and this Warrant Assumption Agreement.

2.    Miscellaneous.

(a)    Governing Law and Jurisdiction. The validity, interpretation, and performance of this Warrant Assumption Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. NewCo hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Assumption Agreement shall be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. NewCo hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon NewCo may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to Donald J. Puglisi, the duly authorized representative in the United States of NewCo at the address set forth below:

Donald J. Puglisi, Esq.

Puglisi & Associates

850 Library Avenue #204

Newark, Delaware 19711

in each case, with copies to:

Genius Sports Group

9th Floor, 10 Bloomsbury Way

London, WC1A 2SL

Attn: Mark Locke, Chief Executive Officer

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Joshua N. Korff, P.C.

         Ross M. Leff, P.C.

E-mail: jkorff@kirkland.com

             ross.leff@kirkland.com

or to such other address or addresses as the parties may from time to time designate in writing. NewCo herewith irrevocably appoints Donald J. Puglisi as its agent for service of process in relation to this Warrant Assumption Agreement or the Warrant Agreement.

For the purpose of Section 9.2 of the Warrant Agreement, (i) the address of dMY or the “Company” therein shall be changed to the address of Donald J. Puglisi (including copies to Genius Sports Group and Kirkland & Ellis LLP) as above, and (ii) the address of the Warrant Agent shall be changed as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

in each case, with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Joshua N. Korff, P.C.

         Ross M. Leff, P.C.

E-mail: jkorff@kirkland.com

             ross.leff@kirkland.com

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn: Paul D. Tropp,

         Christopher J. Capuzzi

Email: Paul.Tropp@ropesgray.com

            Christopher.Capuzzi@ropesgray.com

(b)    Binding Effect. This Warrant Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

(c)    Entire Agreement. This Warrant Assumption Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as expressly set forth in this Warrant Assumption Agreement, provisions of the Warrant Agreement which are not inconsistent with this Warrant Assumption Agreement shall remain in full force and effect. This Warrant Assumption Agreement may be executed in counterparts.

(d)    Severability. This Warrant Assumption Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Assumption Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Warrant Assumption Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e)    Amendment. This Warrant Assumption Agreement may not be amended, except by an instrument in writing signed by each party hereto.

(f)    Termination. If the BCA is terminated in accordance with its terms before the Merger Effective Time, this Warrant Assumption Agreement shall immediately terminate and cease to be any force or effect, without any liability on the part of any party hereto, as if this Warrant Assumption Agreement had not been executed and delivered.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

DMY TECHNOLOGY GROUP, INC. II

By:	/s/ Niccolo de Masi
Name:	Niccolo de Masi
Title:	Chief Executive Officer

[Signature Page to Warrant Assumption Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

GALILEO NEWCO LIMITED

By:	/s/ Mark Locke
Name:	Mark Locke
Title:	Chief Executive Officer

[Signature Page to Warrant Assumption Agreement]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
Name:	Erika Young
Title:	Vice President

[Signature Page to Warrant Assumption Agreement]